EXHIBIT 21



                         LIST OF SUBSIDIARIES


     The Partnership was a 25% shareholder in Carlyle Managers, Inc., a Delaware corporation that was the general partner of JMB/NYC Office Building Associates, L.P. ("JMB/NYC"), an Illinois limited partnership, which (through 237/1290 Upper Tier Associates, L.P., a Delaware limited partnership), had (i) (prior to its sale in March 2001) an indirect limited partnership interest in 1290 Partners, L.P., a Delaware limited partnership, which owns 1290 Avenue of the Americas in New York, New York, and (ii) (prior to its sale in January 2002) an indirect interest in 237 Park Partners, L.L.C., a Delaware limited liability company, which owns 237 Park Avenue in New York, New York. The partners in the JMB/NYC Office Building Associates, L.P. were affiliates of the General Partners of the Partnership. The Partnership was a 25% shareholder in Carlyle Investors, Inc., a Delaware corporation that was the general partner of Carlyle-XIII Associates, L.P., a Delaware limited partnership. The Partnership was a 99% limited partner in Carlyle-XIII Associates, L.P., which held an approximate 25% limited partnership interest in JMB/NYC. JMB/NYC, Carlyle-XIII Associates, L.P., Carlyle Managers, Inc. and Carlyle Investors, Inc. were dissolved in September and October 2002.